FTW	WARRANTS

Exercisable from and after February ___, 2006 until 5:00 p.m. New York City time on February __, 2010.
FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
Warrant to purchase Common Stock, par value $0.01 per share, of Fusion Telecommunications International, Inc.

	See Reverse for Certain Definitions	Cusip No. 36113B 111
This Warrant Certificate certifies that

, or registered assigns, is the registered holder of the number of Warrants set forth above expiring at 5:00 p.m., New York City time, on February ___, 2010, or if such date is not a business day, the next succeeding business day (the “Warrants”) to purchase Common Stock, par value $0.01 per share (the “Common Stock”), of Fusion Telecommunications International, Inc., a Delaware Corporation (the “Company”). The Common Stock issuable upon exercise of Warrants is hereinafter referred to as the “Warrant Stock.” Subject to the immediately succeeding paragraph, each Warrant entitles the holder upon exercise to purchase from and after February __, 2006 until 5:00 pm New York City time on February___, 2010, or if such date is not a business day, the next succeeding business day, one share of Common Stock, subject to adjustment as set forth herein and in the Warrant Agreement dated as of February___, 2005 (the “Warrant Agreement”) by and between the Company and Continental Stock Transfer & Trust, a New York corporation, as warrant agent (the “Warrant Agent”), in whole or in part, at the initial purchase price of $___ per share, on and subject to the terms and conditions set forth herein and in the Warrant Agreement. Such purchase shall be payable in lawful money of the United States of America by certified or official bank check or any combination thereof to the order of the Warrant Agent for the account of the Company at the principal office of the Warrant Agent, but only subject to the conditions set forth herein and in the Warrant Agreement. The number of shares of Common Stock for which each Warrant is exercisable, and the price at which such shares may be purchased upon exercise of each Warrant, are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement. Whenever the number of shares of Common Stock for which a Warrant is exercisable, or the price at which a share of such Common Stock may be purchased upon exercise of the Warrants, is adjusted pursuant to the Warrant Agreement, the Company shall cause to be given to each of the registered holders of the Warrants at such holders’ addresses appearing on the Warrant register written notice of such adjustment by first class mail postage pre-paid.
     No Warrant may be exercised before 5:00 p.m., New York City time, on February __, 2006, or after 5:00 p.m., New York City time, on February__, 2010 or, if such date is not a business day, the next succeeding business day, and to the extent not exercised by such time such Warrants shall become void.
     Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse side hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
     This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.
     THIS WARRANT CERTIFICATE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PROVISIONS THEREOF RELATING TO CONFLICT OF LAWS.
     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its President and has caused its corporate seal to be affixed hereunto or imprinted hereon. Warrant Certificate set forth on the reverse side hereof and such further provisions shall for all purposes have same effect as though fully at this place.
Dated:
Attest:	COUNTERSIGNED:
FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.	CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
as Warrant Agent
President
By:
Secretary	Name:

[Authorized Signature]

© 1987 CORPEX BANKNOTE CO., NEW YORK